UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2005

CERAGENIX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1444 Wazee Street, Suite 210, Denver, Colorado 80202
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (720) 946-6440

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

          On September 28, 2005, Ceragenix Pharmaceuticals, Inc. (the "Company") executed a definitive Stock Purchase Agreement ("the Agreement") between the Company as Seller and Trans Alaska Holdings, Inc., an Alaska corporation ("Trans Alaska"), as Buyer. A copy of the Agreement is attached here to as Exhibit 1.0.

         The Agreement provides for the purchase and sale of 1,000 shares of the Common Stock of Global Alaska Industries, Inc., an Alaska corporation ("GAI"), representing 100% of the issued and outstanding shares of GAI Common Stock (the "Shares"). GAI is a holding company that owns 100% of the issued and outstanding shares of common stock of Alaska Bingo Supply, Inc. The transaction, when consummated, would represent the sale by the Company of its gaming division, including all assets and associated liabilities. The purchase price to be paid by Trans Alaska to the Company is the sum of $100, but includes the disposition of the assets subject to all liabilities of ABSI, which as of June 30, 2005, exceeded the value of the ABSI assets by approximately $1.5 million.

         The Agreement has been approved by majority written consent by the Company's principal shareholder which owns approximately 90% of the issued and outstanding voting securities of the Company. Under the Delaware General Corporation Law, no additional shareholder approval of the transaction is required. However, in accordance with federal securities laws, closing of the sale and purchase of the Shares shall occur on the first business day following the twentieth (20th) day after the mailing by Seller to its shareholders a Definitive Information Statement conforming to the requirements of Schedule 14C and Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") relating to the transactions provided for in the Agreement.

          The Company has accounted for the gaming division as discontinued operations since its interim report for the quarter ended June 30, 2005.
ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Item	Title

1.0	Stock Purchase Agreement dated September 28, 2005

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Ceragenix Pharmaceuticals, Inc. (Registrant)

Dated: October 4, 2005	/s/ Jeffrey S. Sperber Jeffrey S. Sperber, Chief Financial Officer